Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the use in the Registration Statement of Global Green Solutions Inc. (formerly High Grade Mining Corporation) on Form SB-2 of our Report of Independent Registered Public Accounting Firm, dated March 7, 2007, on the balance sheets of Global Green Solutions Inc. (formerly High Grade Mining Corporation) as at November 30, 2006 and 2005, and the related statements of operations, cash flows, and stockholders' equity for each of the two years in the period ended November 30, 2006, and for the cumulative period from June 10, 2003 (dated of inception) to November 30, 2006.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada	"MORGAN & COMPANY"

March 28, 2007	Chartered Accountants